Exhibit 99.1

Contact:
Rob Seim	Omnicell, Inc.
Chief Financial Officer	1201 Charleston Road
800-850-6664, ext. 6478	Mountain View, CA 94043
rob.seim@omnicell.com

OMNICELL ANNOUNCES THIRD QUARTER 2008 RESULTS

MOUNTAIN VIEW, Calif. – October 23, 2008 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of system solutions to acute healthcare facilities, today announced results for its quarter ended September 30, 2008.

GAAP results: Revenues for the third quarter of 2008 totaled $64.3 million, up $1.0 million or 1.5% from the second quarter of 2008 and up $9.2 million or 16.7% from the third quarter of 2007.

Third quarter 2008 net income as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $2.9 million, or $0.09 per fully diluted share.  This compares to net income of $2.8 million, or $0.08 per fully diluted share, in the second quarter of 2008, and $6.9 million, or $0.19 per fully diluted share, in the third quarter of 2007.  Year to year decreases in earnings per share are primarily caused by Omnicell becoming fully taxed in 2008, as compared to an effective tax rate of 6% in 2007.

Non-GAAP results: Non-GAAP net income for the third quarter of 2008 was $5.7 million, or $0.18 per fully diluted share. This compares to non-GAAP net income of $5.7 million, or $0.17 per fully diluted share, in the second quarter of 2008, and non-GAAP net income of $9.8 million, or $0.27 per fully diluted share, in the third quarter of 2007. Non-GAAP results exclude stock-based compensation expense related to SFAS No. 123R.  Year to year decreases in non-GAAP earnings per share are also caused primarily by Omnicell becoming fully taxed in 2008.

“Our strong quarterly performance demonstrates our ability to compete,” said Randall A. Lipps, Omnicell President and Chief Executive Officer. “Our winning strategy is to offer our customers products that will help them deliver patient safety and prevent medication errors in an environment where they see continued regulation pressures. These same pressures will drive the adoption of medication automation now and into the future.”

Omnicell Conference Call Information

Omnicell will hold a conference call today at 2:30 p.m. PDT to discuss third quarter financial results. The conference call can be monitored by dialing 1-888-803-5209 within the U.S. or 1-706-679-1978 for all other locations. The Conference ID # is 69298710. Internet users can access the conference call at www.omnicell.com. A replay of the call will be available today at approximately 5:00 p.m. PDT and will be available until 5:00 pm PDT on October 30.  The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations, conference code # 69298710.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy “smart inventory” carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Omnicell’s supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, cath lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

Forward-Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission (SEC) filings and include, without limitation, the unfavorable general economic and market conditions, the tightening in the credit markets, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to grow product backlog, retain key personnel, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Our management evaluates and makes operating decisions using various performance measures. In addition to Omnicell’s GAAP results, we also consider non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, and non-GAAP earnings per diluted share.  These non-GAAP results should not be considered as an alternative to gross margin, operating expenses, net income, earnings per fully diluted share, or any other performance measure derived in accordance with GAAP.  We present these non-GAAP results because we consider them to be important supplemental measures of Omnicell’s performance.

Our non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP earnings per fully diluted share are exclusive of certain items to facilitate management’s review of the comparability of Omnicell’s core operating results on a period to period basis because such items are not related to Omnicell’s ongoing core operating results as viewed by management. We define our “core operating results” as those revenues recorded in a particular period and the expenses incurred within that period that directly drive operating income in that period. Management uses these non-GAAP financial measures in making operating decisions because, in addition to meaningful supplemental information regarding operation performance, the measures give us a better understanding of how we should invest in research and development, fund infrastructure growth and evaluate marketing strategies. In calculating the above non-GAAP results, management specifically adjusted for the following excluded item:

Stock-based compensation expense impact of SFAS No. 123R.  We recognize equity plan-related compensation expenses, which represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R).

Management adjusts for stock-based compensation expenses related to SFAS No. 123R because management believes that, in general, this item possesses the following characteristics:  it is unrelated to the ongoing operation of the business in the ordinary course; it is non-operational and non-cash expenses involving stock option grants.

We believe that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding Omnicell’s financial performance by excluding the impact of items which may obscure trends in the core operating results of the business;

2) Since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare our performance across financial reporting periods;

3) These non-GAAP financial measures are employed by Omnicell’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting; and

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of our performance.

Set forth below are additional reasons why specific items are excluded from our non-GAAP financial measures:

a)  While stock-based compensation calculated in accordance with SFAS No.123R constitutes an ongoing and recurring expense of Omnicell, it is not an expense which requires cash settlement by Omnicell. We therefore exclude these charges for purposes of evaluating core operating results. Thus, our non-GAAP measurements are presented exclusive of stock-based compensation expenses to assist management and investors in evaluating our core operating results.

b) We present our reconciliation of non-GAAP financial measures on a net of tax basis because the exact tax differences related to the timing and deductibility of stock-based compensation, pursuant to the adoption of SFAS No. 123R, is dependent upon the trading price of Omnicell’s common stock and the timing and exercise by employees of their stock options.  We analyze and measure operating results net of tax when evaluating core operating results because the tax effect related to stock-based compensation expenses is inconsistent in amount and frequency.

As stated above, we present non-GAAP financial measures because we consider them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Omnicell’s GAAP results.  In the future, we expect to incur expenses similar to the non-GAAP adjustments described above and expect to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

• Omnicell’s stock option and stock purchase plans are important components of incentive compensation arrangements and compensation related to these plans will be reflected as expenses in Omnicell’s GAAP results for the foreseeable future under SFAS No. 123R.

• Other companies, including other companies in Omnicell’s industry, may calculate non-GAAP financial measures differently than Omnicell, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the GAAP and non-GAAP financial results is set forth in the financial statements at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company’s SEC filings.

Omnicell, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues:
Product	$54,294	$52,870	$46,376	$159,580	$129,271
Services and other revenues	10,051	10,504	8,776	30,230	25,864
Total revenue	64,345	63,374	55,152	189,810	155,135

Cost of revenues:
Cost of product revenues	24,940	24,349	20,479	73,259	58,776
Cost of services and other revenues	6,642	6,665	4,860	19,083	13,955
Total cost of revenues	31,582	31,014	25,339	92,342	72,731

Gross profit	32,763	32,360	29,813	97,468	82,404
Operating expenses:
Research and development	4,685	4,978	3,848	13,939	10,999
Selling, general, and administrative	23,862	22,878	20,732	69,947	58,497
Total operating expenses	28,547	27,856	24,580	83,886	69,496
Income from operations	4,216	4,504	5,233	13,582	12,908
Other income and expense	673	722	2,055	2,804	4,075
Income before provision for income taxes	4,889	5,226	7,288	16,386	16,983

Provision for (benefit from) income taxes	1,975	2,473	348	6,985	(12,015)
Net income	$2,914	$2,753	$6,940	$9,401	$28,998

Net income per share:
Basic	$0.09	$0.09	$0.20	$0.29	$0.93
Diluted	$0.09	$0.08	$0.19	$0.28	$0.88

Weighted average shares outstanding:
Basic	31,128	31,716	34,127	32,345	31,278
Diluted	32,138	32,549	35,833	33,498	32,996

Omnicell, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	September 30, 2008	December 31, 2007
	(unaudited)

Current Assets:
Cash and cash equivalents	$125,032	$169,812
Accounts receivable, net	47,391	37,521
Inventories	13,856	13,732
Prepaid expenses	9,846	9,482
Deferred tax assets	11,830	11,830
Other current assets	8,921	9,807
Total current assets	216,876	252,184
Property and equipment, net	14,668	10,184
Non-current net investment in sales-type leases	10,882	12,634
Goodwill	24,310	23,076
Other intangible assets	7,480	9,466
Non-current deferred tax asset	9,994	12,881
Other assets	9,300	7,998
Total assets	$293,510	$328,423

Current Liabilities:
Accounts payable	$11,675	$10,116
Accrued compensation	7,657	8,306
Advance payments from customers	—	156
Accrued liabilities	11,044	12,877
Deferred service revenue	12,418	11,263
Deferred gross profit	14,509	14,565
Obligation resulting from sale of receivables	222	538
Total current liabilities	57,525	57,821
Long-term deferred service revenue	17,296	15,726
Other long-term liabilities	116	237
Total liabilities	74,937	73,784

Stockholders’ equity	218,573	254,639
Total liabilities and stockholders’ equity	$293,510	$328,423

Omnicell, Inc.

Reconciliation of GAAP to Non-GAAP

(in thousands, except per share data, unaudited)

	Three months ended
	September 30, 2008		September 30, 2007		June 30, 2008
	Net income	Earnings per share- diluted	Net income	Earnings per share- diluted	Net income	Earnings per share- diluted
GAAP	$2,914	$0.09	$6,940	$0.19	$2,753	$0.08
Non-GAAP Adjustments:
SFAS No. 123(R) adjustment
Gross Margin	401		294		416
Operating Expenses	2,367		2,522		2,517
	2,768	0.09	2,816	0.08	2,933	0.09

Non-GAAP	$5,682	$0.18	$9,756	$0.27	$5,686	$0.17